Exhibit 99.1

China Energy Corp. Reports Financial Results for First Quarter of Fiscal Year 2010

HOHHOT CITY, China, April 20, 2010 /PRNewswire via COMTEX/ ----China Energy Corporation (OTC Bulletin Board: CHGY), ("China Energy" or "the Company"), a leading Inner Mongolia producer and processor of raw coal for domestic heating, electrical generation, and coking purposes for steel production in the People's Republic of China, recently announced financial results for the first quarter of its fiscal year ending November 30, 2010.

For the quarter ended February 28, 2010, the Company reported revenue of $20.8 million, an increase of 314.1% over revenue of $5.0 million generated in the first quarter of fiscal year 2009. The year-over-year increase in revenue was due to a significant increase in production resulting from a $10 million expansion and improvement program at the LaiYeGou coal mine in Inner Mongolia, PRC. The program was completed in the third quarter of 2009 and included the installation of more efficient "longwall" mining equipment. On a sequential quarterly basis, the Company reported revenue of $22.5 million in the fourth quarter of fiscal year 2009. The slight sequential decrease is due to seasonality in coal group sales in the first quarter of the fiscal year when operations are shut down for approximately two weeks during the Chinese New Year holiday and due to the above-average production volume of the fourth quarter of fiscal year 2009.

First quarter fiscal year 2010 sales from the Company's coal group increased 962% to $16.2 million, or 78.2% of total sales, compared to $1.5 million, or 30.5% of total sales in the same period in fiscal year 2009. As a component of this, 28.1% of total company sales came from coal production, and 50.1% came from coal trading during the first quarter of fiscal year 2010. China Energy produced approximately 156,000 metric tons of coal in the first quarter of 2010, compared to 17,000 metric tons in the same period of fiscal year 2009. Average sales price of coal during the first quarter fiscal year 2010 was $37 per ton, compared to $44 per ton in the same period in fiscal year 2009.

Sales of the heat power group totaled $4.5 million, or 21.8% of total sales, in first quarter fiscal year 2010, compared to $3.5 million or 69.5% of total sales in first-quarter fiscal year 2009. The higher level of sales from the heat power group was due to an increase of over 28.5% in the coverage area of the Company's heat power operations, and a slight increase in the volume of electricity sold by its electric power operations.

"Our strong operating performance in the first quarter of fiscal year 2010 reflects the efficiency of our longwall mining equipment which is now fully integrated at our LaiYeGou coal mine," stated WenXiang Ding, chief executive officer and president. "As a result of this installation we saw our recovery rate increase to 80% from 40%. Our expanded production capacity of 800,000 metric tons at our LaiYeGou coal mine coupled with the growing demand for coal used in power generation, manufacturing and heating in China should generate incremental growth in China Energy's revenue and net income through fiscal year 2010. We are also well positioned to expand our production and distribution capabilities through potential acquisition opportunities leveraging the rich coal resources in Inner Mongolia."

Cost of goods sold in the first quarter of fiscal year 2010 was approximately $13.8 million, compared to approximately $4.7 million in the first quarter of fiscal year 2009. Gross profit was $6.9 million and gross margin was 33.4% in first-quarter of fiscal year 2010, compared to $0.3 million in gross profit and gross margin of 6.5% during the same period in fiscal year 2009.

Operating expenses for the first quarter of fiscal year 2010 were approximately $1.9 million, or 9.4% of revenue, compared to $0.4 million or 8.7% of revenue in first-quarter fiscal year 2009. Selling and marketing expenses in first-quarter fiscal year 2010 were $0.8 million compared to $0.04 million in the same period in fiscal year 2009, and general and administration expenses totaled $1.1 million and $0.4 million in the  respective periods. The increase in selling and marketing expenses in the first quarter of fiscal year 2010 was attributable in large part to the inclusion of $0.5 million in transportation and storage expenses incurred in the Company's proprietary coal trading business. These expenses were first incurred in the third quarter of fiscal year 2009 in conjunction with the commencement of the Company's proprietary coal trading business.

Net income in the first quarter of fiscal year 2010 totaled approximately $4.0 million, or $0.09 per share, compared to a loss of approximately $0.5 million, or $0.01 per share in the first quarter of fiscal year 2009. Net income margins were 19.3% for the first quarter of fiscal year 2010. On a sequential quarterly basis, the Company generated net income of $7.1 million, or $0.16 per share in the fourth quarter of fiscal year 2009, which included $1.5 million, or approximately $0.03 per share in government subsidies received as incentive for the Company's heat power unit to supply heat at government-regulated prices. The amount and timing of future subsidies will depend upon market pricing of coal and government pricing for heat. Per share amounts for first quarter 2010 and 2009 are based on 45.0 million shares outstanding.

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $3.7 million on February 28, 2010 compared to $5.1 million on November 30, 2009. The Company had total stockholders' equity of $37.3 million, with total assets of $85.9 million versus total liabilities of $48.6 million on February 28, 2010. For the first quarter of fiscal year 2010, the Company generated about $0.8 million in cash from operations versus cash used in operations of $5.1 million in the first quarter of fiscal year 2009.

About China Energy Corporation

China Energy Corporation produces and processes raw coal for domestic heating, electrical generation and coking purposes for steel production primarily in the People's Republic of China, and acts as a brokerage in facilitating coal trade transactions. The Company produces coal through its subsidiary Inner Mongolia Tehong Coal Group Co, Ltd. ("Coal Group") and supplies heating and electricity requirements throughout the XueJiaWan district through its subsidiary Inner Mongolia Zhunger Heat Power Co., Ltd. ("Heat Power"). Through Heat Power, China Energy operates a thermoelectric plant and 21 heat transfer stations located in XueJiaWan, Ordos City in which the Company has a monopoly for heating supply granted to the Company by the local government. For additional information on China Energy Corporation see http://www.ceccec.com .

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain "forward-looking statements" relating to the business of China Energy Corporation, and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the impact of the proceeds from the private placement on the Company's short term business and operations,; the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov)

For more information, please contact:

Company:

Alex (Yuan) Gong, Chief Financial Officer
Tel: +86-10-5203-6900
Email: alexgong08@gmail.com

Investor Relations:

HC International, Inc.
Ted Haberfield, Executive VP
Tel: +1-760-755-2716
Email: thaberfield@hcinternational.net

CHINA ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	February 28,	November 30,
	2010	2009
	(Unaudited)	(Audited)
	US$	US$
Current assets:
Cash and cash equivalents	3,719,015	5,073,645
Accounts receivables, net of allowance for doubtful accounts of $120,865 and $120,853, respectively	8,897,065	4,600,667
Other receivables	4,394,330	4,447,272
Advances to suppliers	6,893,990	5,511,630
Inventories	3,050,190	5,574,465
Total current assets	26,954,590	25,207,679

Fixed assets:
Property, plant and equipment	50,354,217	50,546,862
Construction in progress	4,472,137	4,236,281
	54,826,354	54,783,143
Less: accumulated depreciation and depletion	(8,362,649))	(7,456,849))
Net fixed assets	46,463,705	47,326,294

Other assets:
Investment property, net of accumulated depreciation of $177,520 and $166,172, respectively	1,925,146	1,936,278
Mining right, net of amortization of $829,340 and $787,417, respectively	3,586,171	3,627,642
Restricted cash	533,432	149,898
Other long term assets	429,298	450,021
Notes receivable	5,989,881	7,913,100
Total other assets	12,463,928	14,076,939

TOTAL ASSETS	85,882,223	86,610,912

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term bank loans	8,790,178	12,012,012
Accounts payable	9,411,069	11,489,568
Advances from customers	10,914,989	12,125,187
Accrued liabilities	388,887	325,539
Other payables	1,514,834	387,729
Shareholder loans	10,393,738	9,972,279
Current portion of deferred income	859,454	822,930
Total current liabilities	42,273,149	47,135,244

Non-current liabilities:
Deferred income	6,348,688	6,224,033

Total liabilities	48,621,837	53,359,277

Stockholders’ equity:
Common stock: authorized 200,000,000 shares of $0.001 par value; 45,000,000 shares issued and outstanding	45,000	45,000
Additional paid-in capital	8,655,805	8,655,805
Paid in capital – stock options	315,000	315,000
Retained earnings	16,358,708	12,542,081
Statutory reserves	8,266,424	8,078,765
Accumulated other comprehensive income	3,619,449	3,614,984
Total stockholders’ equity	37,260,386	33,251,635

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	85,882,223	86,610,912

CHINA ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended February 28,
	2010	2009
	US$	US$

Revenues	$20,768,876	$5,014,946
Cost of revenues	(13,826,407))	(4,687,252))
Gross profit	6,942,469	327,694

Operating expenses:
Selling and marketing	(840,717))	(42,637))
General and administrative	(1,103,652))	(392,054))
Total operating expenses	(1,944,369))	(434,691))

Income (loss) from operations	4,998,100	(106,997))

Other income and expenses
Investment income	-	34,351
Non-operating income	113,463	160,401
Finance expenses, net	(215,349))	(95,388))
Government subsidies	-	153,024
Non-operating expenses	(44,356))	(700,665))
Income (loss) before income taxes	4,851,858	(555,274))

(Provision for) benefit from income taxes	(847,572))	22,924

Net income (loss)	4,004,286	(532,350))

Other comprehensive income
Foreign currency translation adjustment	4,465	(52,405))
Total comprehensive income (loss)	4,008,751	$(584,755))

Net income (loss) per common share basic and diluted	0.09	$(0.01)

Weighted average common shares outstanding basic and diluted	45,000,000	45,000,000

CHINA ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the three months ended February 28,
	2010	2009
	US$	US$
Cash flows from operating activities:
Net profit (loss)	4,004,286	(532,350))
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	979,126	788,961
Interest accrued on shareholder loans	51,271	49,332
Loss on disposal of property, plant and equipment	-	694,081
Gain from short term investments	-	(34,351))
Changes in operating assets and liabilities:
Increase in restricted cash	(383,534))	-
Increase in accounts receivable	(4,296,410))	(2,413,956))
Decrease in other receivables	52,942	601,771
Increase in advances to suppliers	(243,212))	(388,999))
Decrease (increase) in inventories	2,524,275	(286,762))
Increase in deferred income	161,179	631,705
Decrease in accounts payable	(2,078,504)))	(4,116,790))
Decrease in advances from customers	(1,210,198))	(230,923))
Increase in accrual liabilities and other payables	1,190,453	142,165
Net cash provided by (used in) operating activities	751,674	(5,096,116))

Cash flows from investing activities:
Purchase of property, plant and equipment	(946,503))	(1,109,368))
Increase in construction in progress	(235,856))	(249,421))
Increase in notes receivable	(29,301))	-
Payments received on notes receivable	1,952,520	833,022
Net cash provided by (consumed by) investing activities	740,860	(525,767))

Cash flows from financing activities:
Proceeds from short term bank loans	-	1,638,733
Principal payments made on short term bank loans	(3,221,834))	-
Advances from shareholders	887,473	3,956,173
Repayments of shareholders loans	(518,007))	(212,352))
Net cash (used in) provided by financing activities	(2,852,368))	5,382,554

Effect of exchange rate changes on cash	5,204	117,990
Net change in cash and cash equivalents	(1,354,630))	(121,339))

Cash and cash equivalents, beginning of period	5,073,645	456,802

Cash and cash equivalents, end of period	3,719,015	335,463

Supplemental disclosure of cash flow information
Cash paid for interest	253,914	230,401
Cash paid for income taxes	478,989	-